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                              December 15, 1994


Dear Shareholder:

Enclosed is an Annual Report, Proxy Statement and Proxy for the
Annual Meeting of Shareholders of Ralston Purina Company to be held on February 9, 1995. The enclosed Proxy relates to the following shares:

     * Shares of RPG Stock and CBG Stock as to which you are registered with the Company as the record holder.

     *    If you are an employee of Ralston Purina
          Company, shares of  RPG Stock, CBG Stock and ESOP
          Preferred Stock credited to   your account under the
          Ralston Purina Company Savings Investment Plan.

     * If you are an employee of Ralcorp Holdings, Inc., shares of RPG and CBG Stock credited to your account under the Ralcorp Holdings Savings
          Investment Plan.

The Trustees of the Ralston SIP will vote all shares of RPG Stock, CBG Stock and ESOP Preferred Stock held in the Ralston Plan as of December 2, 1994. The Trustee of the Ralcorp SIP will vote all shares of RPG Stock and CBG Stock held in the Ralcorp Plan as of December 2 also. For administrative reasons, shares credited to your account in either the Ralston or Ralcorp Plan, as applicable, as of a cut-off date of October 31, 1994, will be voted in accordance with your instructions on the enclosed Proxy card. With respect to each Plan, any credited shares in a particular fund for which no instructions are received by the Trustee, and any shares which were not credited as of October 31, 1994, will be voted by the Trustee of the relevant Plan in the same proportion as the shares in the fund for which instructions were received from participants.

Would you please complete, sign and date the enclosed Proxy and return it, in the postage-paid envelope provided, to the Corporation Trust Company, which acts as Tabulator. In order to provide the Tabulator with time to tabulate the votes, it has requested that all proxies be returned as promptly as possible, but no later than February 6, 1995.

You may also have received additional Proxy Statements and Proxies relating to other shares of stock held by you in street name. These Proxies are not duplicates of the one enclosed and we ask that they also be completed and returned pursuant to the instructions enclosed with them.



                              /s/ William P. Stiritz
                              William P. Stiritz
                              Chairman of the Board and
                              Chief Executive Officer